Exhibit 99.1

For release: December 7, 2004, 4:30 pm EST	Contact:	Mark Rittenbaum

Greenbrier acquires Bombardier’s 50% interest in Mexican freight car venture;
Acquisition is expected to be accretive to earnings in 2005

     Lake Oswego, Oregon, December 7, 2004 – The Greenbrier Companies [NYSE:GBX] announced today that it now owns 100% of Greenbrier-Concarril, the builder of railroad freight cars at a plant located in Sahagun, Mexico. Greenbrier has acquired Bombardier’s 50% interest in the parties’ Greenbrier-Concarril freight car manufacturing joint venture in Mexico. Under the terms of the acquisition which closed this month, Greenbrier will pay Bombardier approximately U.S. $10 million in cash installments over time for Bombardier’s 50% stake in the Mexico facility.

     Greenbrier anticipates the acquisition will be accretive to earnings, starting in the second half of its current fiscal year ending August 31, 2005, and to generate about $125 million in fiscal 2005 revenues. Greenbrier-Concarril’s results will be consolidated in Greenbrier’s financial results. Previously it was accounted for under the equity method.

     Greenbrier-Concarril will continue to serve the North American freight car marketplace from nearly 500,000 square feet of leased space at Bombardier’s Sahagun, Mexico facility. Current capacity is about 4,000 new freight cars annually from two production lines. Both intermodal and conventional railcars are produced at the facility. In addition, Greenbrier-Concarril has a full-service wheel and axle shop.

     William A. Furman, president and chief executive officer, said, “This attractive acquisition coincides with the upturn in the new railcar marketplace and Greenbrier’s present strong backlog. Greenbrier-Concarril is currently operating at production rates which are much higher than previously achieved, and production is planned to increase to near capacity. Under Greenbrier’s management and control, we anticipate Greenbrier-Concarril will achieve further purchasing and production efficiencies, while improving the quality and price competitiveness of the facility.

Further, this acquisition will enhance Greenbrier’s production flexibility and is expected to be accretive to earnings.”

     Furman added, “Greenbrier is the only new railcar builder with production facilities in all three NAFTA countries. This capacity creates a natural currency hedge, through the ability to allocate production, after taking into account relative U.S. Dollar, Canadian Dollar and Mexican Peso currency rates. This flexibility is particularly important, given the U.S. Dollar’s recent weakness and volatility. The relative strength of the Canadian dollar makes Canadian exports to the U.S. less attractive. Efficiencies available in Mexico, coupled with changing global economics, make this facility located near Mexico City a logical choice for future production.”

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 13 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 11,000 railcars, and performs management services for approximately 122,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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